Exhibit 99.1
Advance Auto Parts Reports Second Quarter 2022 Results
Net Sales Increased 0.6% to $2.7 Billion
Diluted Earnings Per Share Decreased 13.1%; Adjusted Diluted Earnings Per Share Increased 10.0%
Returned $291 Million to Shareholders

RALEIGH, N.C., August 23, 2022 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, announced its financial results for the second quarter ended July 16, 2022.

"In Q2 we delivered another quarter of growth in net sales and adjusted operating income, underscored by adjusted operating income margin expansion," said Tom Greco, president and chief executive officer. "Our adjusted operating income margin rate of 11.7% was the highest-level AAP has achieved in seven years. This helped enable a quarterly record for adjusted diluted earnings per share of $3.74, which increased 10.0% compared with Q2 2021 and 72% compared with Q2 2019. Additionally, we returned $291 million dollars to our shareholders through a combination of share repurchases and our quarterly cash dividend. This was despite a more challenging quarter on the topline than we expected, with net sales growing 0.6% and comparable store sales declining 0.6%. Our deliberate move to increase owned brand penetration reduced both net and comp sales by approximately one full point. Our DIY omnichannel sales were particularly challenged in the quarter and we expect that high inflation and significant year over year increases in fuel prices will continue to pressure DIY consumers in the back half of the year. As a result, we are updating our 2022 full year guidance.

“While our industry is not immune to the inflationary pressures consumers and broader retail have been experiencing, we believe our industry is well positioned for the long-term within the broader retail space to withstand these headwinds. In addition, our team continues to make progress on our strategic initiatives to drive long-term shareholder value. We remain relentlessly focused on customer service, parts availability and reliability of delivery. We're confident this will help enable sustainable sales growth, margin expansion and strong cash returns."

Second Quarter 2022 Results (1)
•Net sales increased 0.6% to $2.7 billion
•Comparable store sales (2) decreased 0.6%
•Gross profit decreased 0.3% to $1.2 billion; Adjusted gross profit (3) increased 4.2% to $1.3 billion
•Gross profit margin decreased 40 basis points to 44.5% of Net sales; Adjusted gross profit margin (3) increased 166 basis points to 48.0% of Net sales
•SG&A increased 4.2% to $984.0 million; Adjusted SG&A (3) increased 4.4% to $967.2 million
•SG&A was 36.9% of Net sales compared with 35.6% of Net sales; Adjusted SG&A (3) was 36.3% of Net sales compared with 35.0% of Net sales
•Operating income decreased 17.7% to $201.7 million; Adjusted operating income (3) increased 3.6% to $312.8 million
•Operating income margin decreased by 168 basis points to 7.6%; Adjusted operating income margin (3) increased 34 basis points to 11.7%
•Diluted EPS decreased 13.1% to $2.38; Adjusted diluted EPS (3) increased 10.0% to $3.74
•Net cash provided by operating activities was $308.5 million; Free cash flow (3) was an inflow of $97.3 million
•Opened 43 new store and branch locations

Second quarter of 2022 Net sales totaled $2.7 billion, a 0.6% increase compared with the second quarter of the prior year. This was driven primarily by year over year growth in our professional business. Comparable store sales for the second quarter of 2022 decreased 0.6%. This was primarily driven by a decrease in consumer demand within DIY omnichannel and an increase in owned brands, partially offset by an increase in professional.

The company's GAAP Gross profit margin of 44.5% of Net sales decreased 40 basis points compared with the second quarter of the prior year. Adjusted gross profit increased 4.2% to $1.3 billion. Adjusted gross profit margin increased 166 basis points to 48.0% of Net sales, compared with 46.4% in the second quarter of 2021. This was primarily driven by improvements in strategic pricing and owned brand expansion. These improvements were partially offset by continued inflationary product costs, unfavorable channel and product mix as well as supply chain deleverage due to wage and transportation inflationary pressures.

The company's GAAP SG&A was 36.9% of Net sales compared with 35.6% in the second quarter of 2021. Adjusted SG&A increased to $967.2 million from $926.4 million in the second quarter of the prior year. As a percent of Net sales, Adjusted SG&A was 36.3% of Net sales, which deleveraged 132 basis points compared with the second quarter of 2021. This was primarily driven by inflation in store labor and fuel costs as well as costs related with new store openings. These costs were partially offset by a year over year decrease in incentive compensation and COVID-19 related expenses.
(1) All comparisons are based on the same time period in the prior year.
(2) Comparable store sales include locations open for 13 complete accounting periods and excludes sales to independently owned Carquest locations.
(3) For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

On a GAAP basis, the company's Operating income was $201.7 million, or 7.6% of Net sales, compared with 9.2% in the second quarter of 2021. The company's Adjusted operating income was $312.8 million, an increase of 3.6% versus the second quarter of the prior year. Adjusted operating income margin increased 34 basis points to 11.7% of Net sales compared with 11.4% of Net sales in the second quarter of the prior year.

The company's effective tax rate was 24.3%, compared with 24.8% in the second quarter of 2021. On a GAAP basis, the company's Diluted EPS was $2.38, a decrease of 13.1% from $2.74 in the second quarter of 2021. The company's Adjusted Diluted EPS was $3.74, an increase of 10.0% from $3.40 in the second quarter of the prior year.

Net cash provided by operating activities was $308.5 million through the second quarter of 2022 versus $776.2 million in the same period of the prior year. The decrease was primarily driven by lower Net income and working capital. Free cash flow through the second quarter of 2022 was $97.3 million compared with $646.6 million in the same period of the prior year.

Capital Allocation
During the second quarter of 2022, the company repurchased 1.0 million shares of its common stock at an aggregate cost of $200.0 million, or an average price of $199.02 per share, in connection with its share repurchase program. At the end of the second quarter of 2022, the company had $1.1 billion remaining under the share repurchase program.

On August 16, 2022 the company declared a regular cash dividend of $1.50 per share to be paid on September 30, 2022 to all common stockholders of record as of September 16, 2022.

Full Year 2022 Guidance
Jeff Shepherd, executive vice president and chief financial officer said, "Although the external environment has changed significantly since our 2021 strategic update and volatility remains, we believe we are well positioned to create long-term value for shareholders, including delivering on the long-term goals shared in that strategic update. In consideration of how macroeconomic factors have developed in recent months and our expectations for the balance of year, we are providing updated guidance for full year 2022 as outlined below."

	Prior Outlook		Updated Outlook
	As of May 23, 2022		As of August 24, 2022
	Full Year 2022		Full Year 2022
($ in millions, except per share data)	Low	High	Low	High
Net sales	$11,200	$11,500	$11,000	$11,200
Comparable store sales	1.0%	3.0%	(1.0)%	0.0%
Adjusted operating income margin (1)	10.0%	10.2%	9.8%	10.0%
Income tax rate	24.0%	26.0%	24.0%	26.0%
Adjusted diluted EPS (1, 2)	$13.30	$13.85	$12.75	$13.25
Capital expenditures	$300	$350	$300	$350
Free cash flow (1)	Minimum $775		Minimum $700
Share repurchases	$500	$700	$500	$600
New store and branch openings	125	150	125	150
(1)    For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2022 non-GAAP financial measures, specific quantification of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.
(2)    Assumes weighted-average shares outstanding as of July 16, 2022.

Investor Conference Call
The company will detail its results for the second quarter ended July 16, 2022 via a webcast scheduled to begin at 8 a.m. Eastern Time on Wednesday, August 24, 2022. The webcast will be accessible via the Investor Relations page of the company's website (ir.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the company's Investor Relations website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of July 16, 2022 Advance operated 4,724 stores and 312 Worldpac branches primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The company also served 1,329 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: AAPCommunications@advance-auto.com

Forward-Looking Statements
Certain statements herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "guidance," "intend," "likely," "may," "plan," "position," "possible," "potential," "probable," "project," "should," "strategy," "will" or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the company's strategic initiatives, operational plans and objectives, expectations for economic conditions and recovery and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the company's views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, including with respect to labor shortages or disruptions and the impact on our ability to complete store openings, deterioration of general macroeconomic conditions, the highly competitive nature of the company's industry, demand for the company's products and services, complexities in its inventory and supply chain, challenges with transforming and growing its business and factors related to the current global COVID-19 pandemic. Please refer to "Item 1A. Risk Factors." of the company's most recent Annual Report on Form 10-K, as updated by other filings made by the company with the Securities and Exchange Commission, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands) (unaudited)

	July 16, 2022 (1)	January 1, 2022 (2)
Assets
Current assets:
Cash and cash equivalents	$240,551	$601,428
Receivables, net	930,452	782,785
Inventories	4,830,101	4,659,018
Other current assets	182,061	232,245
Total current assets	6,183,165	6,275,476
Property and equipment, net	1,611,119	1,528,311
Operating lease right-of-use assets	2,661,743	2,671,810
Goodwill	992,401	993,744
Other intangible assets, net	634,262	651,217
Other assets	55,273	73,651
Total assets	$12,137,963	$12,194,209
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,086,826	$3,922,007
Accrued expenses	674,100	777,051
Current portion of long-term debt	100,056	—
Other current liabilities	480,836	481,249
Total current liabilities	5,341,818	5,180,307
Long-term debt	1,187,583	1,034,320
Noncurrent operating lease liabilities	2,296,003	2,337,651
Deferred income taxes	419,052	410,606
Other long-term liabilities	98,698	103,034
Total stockholders' equity	2,794,809	3,128,291
Total liabilities and stockholders’ equity	$12,137,963	$12,194,209

(1)This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the company's previously prepared consolidated balance sheets filed with the Securities and Exchange Commission (“SEC”), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(2)The balance sheet at January 1, 2022 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data) (unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 16, 2022 (1)	July 17, 2021 (1)	July 16, 2022 (1)	July 17, 2021 (1)
Net sales	$2,665,426	$2,649,415	$6,039,636	$5,979,785
Cost of sales, including purchasing and warehousing costs	1,479,707	1,460,164	3,347,397	3,305,608
Gross profit	1,185,719	1,189,251	2,692,239	2,674,177
Selling, general and administrative expenses	984,037	944,323	2,287,287	2,177,120
Operating income	201,682	244,928	404,952	497,057
Other, net:
Interest expense	(10,207)	(8,306)	(23,075)	(19,497)
Loss on early redemptions of senior unsecured notes	—	—	(7,408)	—
Other (expense) income, net	(711)	1,143	(575)	5,979
Total other, net	(10,918)	(7,163)	(31,058)	(13,518)
Income before provision for income taxes	190,764	237,765	373,894	483,539
Provision for income taxes	46,362	59,069	89,701	118,913
Net income	$144,402	$178,696	$284,193	$364,626

Basic earnings per common share	$2.39	$2.76	$4.67	$5.59
Weighted-average common shares outstanding	60,452	64,745	60,914	65,284

Diluted earnings per common share	$2.38	$2.74	$4.63	$5.55
Weighted-average common shares outstanding	60,782	65,210	61,328	65,720

(1)These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the company's previously prepared consolidated statements of operations filed with the SEC, but do not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Twenty-Eight Weeks Ended
	July 16, 2022 (1)	July 17, 2021 (1)
Cash flows from operating activities:
Net income	$284,193	$364,626
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148,691	135,311
Share-based compensation	29,345	33,591
Loss on early redemptions of senior unsecured notes	7,408	—
Provision for deferred income taxes	8,779	23,425
Other, net	4,545	6,857
Net change in:
Receivables, net	(149,255)	(53,301)
Inventories	(176,300)	111,952
Accounts payable	168,219	165,666
Accrued expenses	(46,887)	17,041
Other assets and liabilities, net	29,805	(29,009)
Net cash provided by operating activities	308,543	776,159
Cash flows from investing activities:
Purchases of property and equipment	(211,212)	(129,573)
Proceeds from sales of property and equipment	830	1,857
Net cash used in investing activities	(210,382)	(127,716)
Cash flows from financing activities:
Borrowings under credit facilities	743,000	—
Payments on credit facilities	(643,000)	—
Borrowings on senior unsecured notes	348,618	—
Payments on senior unsecured notes	(201,081)	—
Dividends paid	(245,599)	(97,971)
Repurchases of common stock	(466,169)	(579,291)
Other, net	(1,329)	821
Net cash used in financing activities	(465,560)	(676,441)
Effect of exchange rate changes on cash	6,522	2,293

Net decrease in cash and cash equivalents	(360,877)	(25,705)
Cash and cash equivalents, beginning of period	601,428	834,992
Cash and cash equivalents, end of period	$240,551	$809,287

(1)These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the company's previously prepared statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing the company's operating performance, financial position or cash flows. The company has presented these non-GAAP financial measures as it believes that the presentation of its financial results that exclude (1) LIFO impacts; (2) transformation expenses under the company's strategic business plan; (3) non-cash amortization related to the acquired General Parts International, Inc. (“GPI”) intangible assets; and (4) other non-recurring adjustments is useful and indicative of the company's base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to store closure and consolidation activity in excess of historical levels. These measures assist in comparing the company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the company has determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

LIFO impacts — To assist in comparing the company's current operating results with the operational performance of other companies in the industry, the impact of LIFO on the company's results of operations is a reconciling item to arrive at non-GAAP financial measures.

Transformation expenses — Costs incurred in connection with the company's business plan that focuses on specific transformative activities that relate to the integration and streamlining of its operating structure across the enterprise, that the company does not view to be normal cash operating expenses. These expenses include, but are not limited to the following:

•Restructuring costs - Costs primarily relating to the early termination of lease obligations, asset impairment charges, other facility closure costs and team member severance in connection with our voluntary retirement program and continued optimization of our organization.
•Third-party professional services - Costs primarily relating to services rendered by vendors for assisting the company with the development of various information technology and supply chain projects in connection with the company's enterprise integration initiatives.
•Other significant costs - Costs primarily relating to accelerated depreciation of various legacy information technology and supply chain systems in connection with the company's enterprise integration initiatives and temporary off-site workspace for project teams who are primarily working on the development of specific transformative activities that relate to the integration and streamlining of the company's operating structure across the enterprise.

GPI amortization of acquired intangible assets — As part of the company's acquisition of GPI, the company obtained various intangible assets, including customer relationships, non-compete contracts and favorable lease agreements, which they expect to be subject to amortization through 2025.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands, except per share data)	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Net income (GAAP)	$144,402	$178,696	$284,193	$364,626
Cost of sales adjustments:
Transformation expenses	2,516	165	2,572	2,468
LIFO impacts	91,792	39,042	173,267	42,189
SG&A adjustments:
GPI amortization of acquired intangible assets	6,318	6,358	14,757	14,905
Transformation expenses:
Restructuring costs	816	3,961	2,306	24,703
Third-party professional services	8,628	5,537	15,552	13,571
Other significant costs	1,097	2,032	3,076	5,914
Other income adjustment (1)	—	—	7,408	(36)
Provision for income taxes on adjustments (2)	(27,792)	(14,274)	(54,735)	(25,928)
Adjusted net income (Non-GAAP)	$227,777	$221,517	$448,396	$442,412

Diluted earnings per share (GAAP)	$2.38	$2.74	$4.63	$5.55
Adjustments, net of tax	1.36	0.66	2.69	1.18
Adjusted EPS (Non-GAAP)	$3.74	$3.40	$7.32	$6.73

(1)During the twenty-eight weeks ended July 16, 2022, we incurred charges relating to a make-whole provision and debt issuance costs of $7.0 million and $0.4 million, in connection with the early redemption of our 4.50% senior unsecured notes due December 1, 2023 ("2023 Notes").
(2)The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Gross profit (GAAP)	$1,185,719	$1,189,251	$2,692,239	$2,674,177
Gross profit adjustments	94,308	39,207	175,839	44,657
Adjusted gross profit (Non-GAAP)	$1,280,027	$1,228,458	$2,868,078	$2,718,834

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
SG&A (GAAP)	$984,037	$944,323	$2,287,287	$2,177,120
SG&A adjustments	(16,859)	(17,888)	(35,691)	(59,093)
Adjusted SG&A (Non-GAAP)	$967,178	$926,435	$2,251,596	$2,118,027

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Operating income (GAAP)	$201,682	$244,928	$404,952	$497,057
Cost of sales and SG&A adjustments	111,167	57,095	211,530	103,750
Adjusted operating income (Non-GAAP)	$312,849	$302,023	$616,482	$600,807

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Twenty-Eight Weeks Ended
(in thousands)	July 16, 2022	July 17, 2021
Cash flows provided by operating activities	$308,543	$776,159
Purchases of property and equipment	(211,212)	(129,573)
Free cash flow	$97,331	$646,586

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	July 16, 2022	January 1, 2022
Total GAAP debt	$1,287,639	$1,034,320
Add: Operating lease liabilities	2,760,660	2,802,772
Adjusted debt	4,048,299	3,837,092

GAAP Net income	510,046	616,108
Depreciation and amortization	273,313	259,933
Interest expense	41,368	37,791
Other income (expense), net	1,520	(4,999)
Provision for income taxes	160,605	189,817
Restructuring costs	4,910	27,307
Third-party professional services	26,080	24,099
Other significant costs	8,669	11,404
Transformation expenses	39,659	62,810
Other adjustments (1)	7,444	—
Total net adjustments	523,909	545,352
Adjusted EBITDA	1,033,955	1,161,460
Rent expense	588,131	565,945
Share-based compensation	58,821	63,067
Adjusted EBITDAR	$1,680,907	$1,790,472

Adjusted Debt to Adjusted EBITDAR	2.4	2.1

(1)The adjustments to the four quarters ended July 16, 2022 represent charges incurred resulting from the early redemption of the company's 2023 Notes.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The company’s goal is to maintain an investment grade rating. The company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the company's ability to obtain additional funding. If the company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the company's financing arrangements. The leverage ratio calculated by the company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The company adjusts the calculation to remove rent expense and to add back the company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the company’s peers and to account for differences in debt structures and leasing arrangements. The company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information

During the twenty-eight weeks ended July 16, 2022, 78 stores and branches were opened and 14 were closed or consolidated, resulting in a total of 5,036 stores and branches as of July 16, 2022, compared with a total of 4,972 stores and branches as of January 1, 2022.

The below table summarizes the changes in the number of company-operated store and branch locations during the twelve and twenty-eight weeks ended July 16, 2022:

	Twelve Weeks Ended
	AAP	AI	CARQUEST	WORLDPAC (1)	Total
April 23, 2022	4,344	—	343	311	4,998
New	41	—	1	1	43
Closed	(3)	—	(2)	—	(5)
Consolidated	—	—	—	—	—
Converted	—	—	—	—	—
Relocated	—	—	—	—	—
July 16, 2022	4,382	—	342	312	5,036

	Twenty-Eight Weeks Ended
	AAP	AI	CARQUEST	WORLDPAC (1)	Total
January 1, 2022	4,308	51	347	266	4,972
New	76	—	1	1	78
Closed	(3)	(2)	(5)	(3)	(13)
Consolidated	—	(1)	—	—	(1)
Converted	—	(48)	—	48	—
Relocated	1	—	(1)	—	—
July 16, 2022	4,382	—	342	312	5,036

(1) Certain converted Autopart International ("AI") locations will remain branded as AI going forward.